Exhibit 99.1
Press Release                                                                                                                                                                   June 18, 2009

WorldVest Equity Merges its Global Banking & Advisory Operations with its Public Consulting Subsidiary

Catalyst Ventures to become WorldVest, Inc., a Global Merchant Bank

LOS ANGELES, CA - June 18, 2009 – WorldVest Equity, Inc. (WVVEF: PK) announced today that it has merged its global banking & advisory operations into its majority controlled public consulting subsidiary, Catalyst Ventures, Inc. (OTCBB: CTLV) to form an independently traded, fully reporting global merchant banking company.  As part of this transaction, Catalyst Ventures has begun preparations to officially amend its name to WorldVest, Inc. and will immediately begin doing business as (dba.) “WorldVest".

Moving forward, WorldVest Equity will continue independently as a global investment & holding company, with WorldVest operating as an independent, majority-controlled global merchant banking subsidiary.  During the period until Catalyst Ventures officially completes its name change to WorldVest, Inc. the common stock will trade on the OTCBB under the symbol “CTLV”.  At such time as it meets the qualifications, WorldVest intends to make an application to list its common stock on the NYSE Amex exchange.

Garrett K. Krause, Executive Chairman of WorldVest Equity and CEO of WorldVest, offered the following comments about the transaction: “Over the past three years WorldVest Equity has assembled a substantial global banking & advisory infrastructure upon which to launch WorldVest as a global merchant bank.  By merging this infrastructure into our fully reporting independent public subsidiary, the new WorldVest will serve as a global platform to continue growth and profitability, which will translate into increased value for both the new WorldVest and original WorldVest Equity shareholders.”

As part of this transaction, WorldVest has acquired WorldVest, LLC (“WVUSA”), a Nevada company providing banking, advisory, and asset management services to companies and investors throughout the United States.  WVUSA consists of a team of dedicated investment professionals with a collective 100 plus years of experience in investment banking, trading, venture capital, and private equity investing across global markets.  Among their accomplishments is the financing and execution of more than 200 transactions worldwide across a wide variety of industries.  This team brings a foundation of in-depth global relationships and a demonstrated ability to recognize and capitalize quickly on true opportunities.

Additionally, WorldVest has acquired FutureVest Management (Shenyang) Co., Ltd. (“FV Management”) which has a valuable investment management license which allows WorldVest to conduct advisory and consulting operations autonomously within the borders of the People’s Republic of China.   Through the FV Management office in Shenyang, China, WorldVest will begin to provide Chinese companies with corporate advisory and consulting services, thereby positioning WorldVest to capitalize on the tremendous opportunities available in one of the fastest growing global economies.

As a global merchant bank, WorldVest will focus on providing premier investment banking, advisory and asset management services, as well as making direct investments as a principal in select global transactions.  WorldVest will seek to maximize shareholder value by creating synergies between its operating divisions, offering a full complement of services to a wide variety of clients while choosing the highest caliber transactions to pursue as direct investments.

WorldVest will initially focus on completing transactions in North America and the BRIC countries (Brazil, Russia, India and China), which are among the fastest growing economies in the world.  As a global company, WorldVest will look to offer truly comprehensive banking and advisory services to companies without predefined boundaries or limits.  Rather than placing limits on its areas of business, WorldVest seeks to evaluate opportunities in all geographic markets, industries and stages of development based on their individual merits, seeking to participate in those which offer the greatest opportunity to create outsized risk-adjusted returns.

About Catalyst Ventures, Inc. dba WorldVest

WorldVest is a global merchant bank that offers not only traditional investment banking, asset management and advisory services, but also makes direct investments as a principal in select high-growth transactions on a global basis.  WorldVest seeks to set a new standard, emerging as a partner and solution provider where one did not previously exist.

For more information about Catalyst Ventures, Inc. dba WorldVest, please refer to the company’s website at www.WorldVestGroup.com.

About WorldVest Equity, Inc.

WorldVest Equity, Inc. is a public global investment & holding company whose management team works tirelessly to achieve the greatest possibly risk adjusted returns for its shareholders and investors through the identification and monetization of outsized investment opportunities on a global basis.

For more information about WorldVest Equity, Inc. please refer to the company’s website at www.WorldVestEquity.com.

For More Information Contact:

For Catalyst Ventures, Inc. dba WorldVest Investor Relations / Media: Michael Carney Tel. (310) 277‐1513 Fax. (213) 402-2559 MIchael@WorldVestGroup.com	For WorldVest Equity, Inc. Investor Relations / Media: Garrett Krause Tel. (310) 286-0743 Fax. (213) 402-2559 Garrett@WorldVestGroup.com

Forward Looking Statements:
Certain statements in this release and other written or oral statements made by or on behalf of the Company are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company's services and projects and the Company's continued access to capital and other risks and uncertainties outlined in its filings with the Securities and Exchange Commission, which are incorporated herein by reference. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

2